Filed Pursuant to Rule 433 Registration Statement No. 333-197364

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 30, 2018
Term Sheet to Preliminary Pricing Supplement dated November 3, 2015

Summary of terms

Issuer	The Toronto Dominion Bank (“TD”)
Term	Approximately 3 years
Reference Asset	iShares® MSCI Emerging Markets ETF
Pricing Date	November 24, 2015*
Issue Date	November 30, 2015*
Principal Amount	$1,000 per Security
Payment at Maturity	See “How the payment at maturity is calculated” on page 3
Maturity Date	November 30, 2018*
Initial Price	The closing price of the Reference Asset on the Pricing Date
Final Price	The closing price of the Reference Asset on the Valuation Date
Percentage Change	Final Price- Initial Price Initial Price
Maximum Redemption Amount	[135% to 140%] of the principal amount of the Securities ($1,350 to $1,400 per $1,000 principal amount of the Securities), to be determined on the pricing date
Buffer Price	90% of the Initial Price
Buffer Percentage	10%
Leverage Factor	150%
Valuation Date	November 23, 2018*
Calculation Agent	TD
Minimum Investment	$1,000 and minimum denominations of $1,000 in excess thereof
Underwriting Discount and Commission	Up to 2.75%, of which dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.25% and WFA will receive a distribution expense fee of 0.075%
CUSIP / ISIN	89114QTZ1 / US89114QTZ18

Investment description

•	Linked to the iShares® MSCI Emerging Markets ETF
•	Unlike ordinary debt securities, the Principal at Risk Securities (the “Securities”) do not pay interest or repay a fixed amount of principal at maturity. Instead, the Securities provide for a payment at maturity that may be greater than, equal to or less than the principal amount of the Securities, depending on the performance of the Reference Asset from the Initial Price to the Final Price.

The payment at maturity will reflect the following terms:

o	If the price of the Reference Asset increases:

You will receive the principal amount plus 150% participation in the upside performance of the Reference Asset, subject to the Maximum Redemption Amount of 135% to 140% (to be determined on the pricing date) of the principal amount of the Securities

o	If the price of the Reference Asset decreases but the decrease is not more than 10%:

You will be repaid the principal amount

o	If the price of the Reference Asset decreases by more than 10%:

You will receive less than the principal amount and will have 1-to-1 downside exposure to the decrease in the price of the Reference Asset in excess of 10%

•	Investors may lose up to 90% of the principal amount
•	Any payments on the Securities are subject to our credit risk. The Securities are unsecured and are not savings accounts or insured deposits of a bank.
•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity

Our estimated value of the Securities on the Pricing Date, based on our internal pricing models, is expected to be between $945.50 and $971.40 per Security. The estimated value is expected to be less than the public offering price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” beginning on page 17 of the accompanying preliminary pricing supplement.

*To the extent that the issuer makes any change to the expected pricing date or expected issue date, the valuation date and maturity date may also be changed in the issuer’s discretion to ensure that the term of the Securities remains the same.

The Securities have complex features and investing in the Securities involves a number of risks. See “Additional Risk Factors” on page P-5 of the accompanying pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement MLN-ES-ETF-1 dated August 31, 2015 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated July 28, 2014 (the “prospectus”).

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product prospectus supplement and prospectus before making a decision to invest in the Securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

As used in this introductory term sheet, “we,” “us,” or “our” refers to The Toronto Dominion Bank.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY OF CANADA OR THE UNITED STATES.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES

Hypothetical payout profile

The profile to the right is based on a hypothetical Maximum Redemption Amount of 137.50% or $1,375.00 per $1,000 Principal Amount (the midpoint of the specified range for the Maximum Redemption Amount), the Leverage Factor of 150% and a Buffer Price equal to 90% of the Initial Price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Final Price, the actual Maximum Redemption Amount, and whether you hold your Securities to maturity.

*The graph to the right represents a hypothetical payout profile for the Securities. The 45 degree dotted line represents the hypothetical percentage change of the Reference Asset and the solid line represents the hypothetical return on the Securities for a given percentage change in the Reference Asset.

Hypothetical returns

Hypothetical Final Price ($)	Hypothetical Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Securities[1] (%)
$72.58	100.00%	$1,375.00	37.50%
$63.51	75.00%	$1,375.00	37.50%
$54.44	50.00%	$1,375.00	37.50%
$50.81	40.00%	$1,375.00	37.50%
$47.18	30.00%	$1,375.00	37.50%
$45.36	25.00%	$1,375.00	37.50%
$43.55	20.00%	$1,300.00	30.00%
$39.92	10.00%	$1,150.00	15.00%
$38.10	5.00%	$1,075.00	7.50%
$37.20	2.50%	$1,037.50	3.75%
$36.29[2]	0.00%	$1,000.00	0.00%
$35.38	2.50%	$1,000.00	0.00%
$34.48	5.00%	$1,000.00	0.00%
$32.66	10.00%	$1,000.00	0.00%
$29.03	20.00%	$900.00	10.00%
$25.40	30.00%	$800.00	20.00%
$21.77	40.00%	$700.00	30.00%
$18.15	50.00%	$600.00	40.00%
$9.07	75.00%	$350.00	65.00%
$0.00	100.00%	$100.00	90.00%

1 The “return” as used in this introductory term sheet is the number, expressed as a percentage, that results from comparing the difference between the Payment at Maturity per $1,000 Principal Amount and $1,000.

2 Hypothetical Initial Price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity will depend on the actual Initial Price, Final Price and Maximum Redemption Amount.

TD SECURITIES (USA) LLC	2	WELLS FARGO SECURITIES

How the payment at maturity is calculated

The payment at maturity will be determined as follows:

•	If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount of the Securities equal to the lesser of:

(i) Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and

(ii) the Maximum Redemption Amount.

•	If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Buffer Percentage (that is, the Percentage Change is between zero and –10%), then the investor will receive only $1,000 per $1,000 principal amount of the Securities.
•	If, on the Valuation Date, the Percentage Change is negative, by more than the Buffer Percentage (that is, the Percentage Change is between –10% and -100%), then the investor will receive less than $1,000 per $1,000 principal amount of the Securities, calculated using the following formula:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

If the Final Price is less than Buffer Price, the investor will receive less, and possibly 90% less, than the principal amount of the Securities at maturity.

iShares® MSCI Emerging Markets ETF daily closing prices*

* The graph above sets forth the information relating to the historical performance of the Reference Asset. The dotted line presents a hypothetical Buffer Price of $31.329, which is equal to 90% of the closing price of the Reference Asset on October 29, 2015.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

We have filed a registration statement (including a prospectus), a product supplement and a preliminary pricing supplement with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents that we have filed with the SEC for more complete information about us and this offering. You may get those documents for free by visiting EDGAR on the SEC website www.sec.gov.  Alternatively, we, TD Securities (USA) LLC or Wells Fargo Securities will arrange to send you the prospectus if you request it by calling toll free at 1 855 303 3234.

TD SECURITIES (USA) LLC	3	WELLS FARGO SECURITIES

Selected risk considerations

The risks set forth below are discussed in detail in the “Additional Risk Factors” section in the accompanying preliminary pricing supplement, the “Additional Risk Factors Specific to the Notes” section in the product prospectus supplement and the “Risk Factors” section in the prospectus. Please review those risk disclosures carefully.

•	Principal at Risk. Investors in the Securities Could Lose a Substantial Portion of Their Principal Amount If There Is a Decline in the Price of the Reference Asset.
•	The Securities Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Your Return Will Be Limited by the Maximum Redemption Amount and May Be Lower than the Return on a Direct Investment in the Reference Asset.
•	Investors Are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities.
•	The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	There May Not Be an Active Trading Market for the Securities — Sales in the Secondary Market May Result in Significant Losses.
•	You Will Not Have Any Rights to the Securities Held by the Reference Asset.
•	The Performance and Market Value of the Reference Asset During Periods of Market Volatility May Not Correlate With the Performance of its Underlying Index As Well As the Net Asset Value Per Share of the Reference Asset.
•	An Investment in the Securities Is Subject to Risks Associated with Non-U.S. Securities Markets.
•	An Investment in the Securities is Subject to Exchange Rate Risk.
•	An Investment in the Securities is Subject to Emerging Markets Risk.
•	Changes That Affect the Underlying Index Will Affect the Market Value of the Securities and the Amount You Will Receive at Maturity.
•	Adjustments to the Reference Asset Could Adversely Affect the Securities.
•	We Have No Affiliation with MSCI or BFA and Will Not Be Responsible for Any Actions Taken by MSCI or BFA.
•	We and Our Affiliates Do Not Have Any Affiliation with MSCI or BFA and Are Not Responsible for Their Public Disclosure of Information.
•	The Reference Asset and the Underlying Index Are Different and the Performance of the Reference Asset May Not Correlate With that of the Underlying Index.
•	The Estimated Value of Your Securities is Expected to be Lower Than the Public Offering Price of Your Securities.
•	The Estimated Value of Your Securities Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market.
•	The Estimated Value of the Securities is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions.
•	The Estimated Value of Your Securities Is Not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Public Offering Price of Your Securities and Maybe Lower Than the Estimated Value of Your Securities.
•	The Temporary Price at Which We May Initially Buy The Securities in the Secondary Market May Not Be Indicative of Future Prices of Your Securities.
•	Market Disruption Events and Adjustments. The Payment at Maturity and the Valuation Date Are Subject to Postponement as Described in the Product Prospectus Supplement.
•	The Antidilution Adjustments That the Calculation Agent Is Required to Make Do Not Cover Every Event That Could Affect the Reference Asset.
•	Significant Aspects of the Tax Treatment of the Securities Are Uncertain.

TD SECURITIES (USA) LLC	4	WELLS FARGO SECURITIES